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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SSA Global Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SSA GLOBAL TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of SSA Global Technologies, Inc. will be held at the University Club of Chicago at 76 East Monroe Street, Chicago, IL 60603 on Thursday, May 25, 2006 at 9 a.m. Central Daylight Time, for the following purposes:

  1.
  to elect ten directors to hold office until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

  2.
  to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2006; and

  3.
  to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

        Stockholders of record at the close of business on March 31, 2006, will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

        The Board of Directors unanimously recommends voting FOR the above proposals.

        Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Kirk Isaacson Secretary

April 17, 2006
Chicago, Illinois

TABLE OF CONTENTS

General Information	1
Items of Business to be Acted on at the Meeting	3
Proposal 1: Election of Directors	3
Proposal 2: Ratification of Independent Registered Public Accounting Firm	3
Information on the Board of Directors	4
Identification of Executive Officers and Directors	8
Communications with Stockholders	11
Security Ownership of Management and Certain Beneficial Owners	12
Section 16(A) Beneficial Ownership Reporting Compliance	14
Executive Compensation	14
Compensation Committee Report on Executive Compensation	22
Audit Committee Report	26
Certain Relationships and Related Transactions	27
Corporate Governance Guidelines and Code of Ethics	30
Submission of Stockholder Proposals	30
Appendix A—SSA Global Technologies, Inc. Audit Committee Charter	A-1

i

        The enclosed proxy is being solicited by the Board of Directors, or the Board, of SSA Global Technologies, Inc., or SSA Global, us, we, our, and the Company, for the 2006 Annual Meeting of Stockholders or at any postponement or adjournment of the meeting, for the purposes set forth in "Notice of Annual Meeting of Stockholders."

        Copies of this proxy statement and the materials which accompany it were first available to the stockholders on or about April 17, 2006.

        Attending the Annual Meeting    The 2006 Annual Meeting will be held at the University Club of Chicago at 76 East Monroe Street, Chicago, IL 60603 on Thursday, May 25, 2006 at 9 a.m. Central Daylight Time. Holders of SSA Global common stock, or Common Stock, as of the close of business on March 31, 2006, or the Stockholders, will be entitled to attend the meeting.

ii

SSA GLOBAL TECHNOLOGIES, INC.

500 W. Madison
Suite 2200
Chicago, Illinois 60661
(312) 258-6000

GENERAL INFORMATION

Why did I receive this proxy statement?

        This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board to be voted at the 2006 Annual Meeting of our Stockholders to be held on May 25, 2006, and any adjournment thereof, for the purposes set forth in the accompanying "Notice of Annual Meeting of Stockholders." The meeting will be held at the University Club of Chicago at 76 East Monroe Street, Chicago, IL 60603, on Thursday, May 25, 2006 at 9:00 a.m. Central Daylight Time. This proxy statement and accompanying form of proxy are being first sent or given to our Stockholders on or about April 17, 2006. Our annual report for the fiscal year ended July 31, 2005 accompanies this proxy statement.

Who is soliciting my vote?

        Our Board is soliciting your vote in connection with the 2006 Annual Meeting of SSA Global Stockholders.

Who is entitled to vote?

        Only our Stockholders of record at the close of business on March 31, 2006, or the Record Date, are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our Common Stock that they held on that date at the meeting, or any adjournment or postponement thereof. Each outstanding share entitles you to cast one vote on each matter to be voted upon.

Who can attend the meeting?

        All Stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each Stockholder may be asked to present valid picture identification, such as a driver's license or passport.

        Please note that if you hold your shares in "street name" (that is, through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a Stockholder of record, your name will appear on our Stockholder list.

What will I vote on?

        Two items:

  •
  the election of ten directors to our Board.

  •
  the ratification of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2006.

Will there be any other items of business on the agenda?

        We do not expect any other items of business to be acted on at the meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.

Why are directors being elected?

        Our bylaws require the election of all the directors at each annual meeting of stockholders.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. There were 69,849,208 shares of Common Stock outstanding as of the Record Date. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered Stockholder and attend the meeting, you may vote in person at the appropriate time or you may deliver your completed proxy card in person. Stockholders whose shares are held in "street name" and who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our Secretary, Kirk Isaacson, at our principal executive offices, 500 W. Madison, Suite 2200, Chicago, IL 60661. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. Our Board recommends a vote FOR election of the nominated slate of directors and FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2006.

What vote is required to approve each item?

  •
  Election of Directors. A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. Broker non-votes and marking your proxy votes withheld for all or some nominees will not be counted either for or against the applicable director nominees.

  •
  Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the outstanding shares of all classes of stock present in person or by proxy at the meeting and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2006. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

        Abstentions, broker non-votes and votes withheld for director nominees or the ratification of our independent registered public accounting firm count as "shares present" at the meeting for purposes of determining a quorum.

What if I don't vote for some or all of the matters listed on my proxy card?

        If you are a registered Stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

  •
  for the director nominees to the Board listed on the proxy card; and

  •
  for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2006.

How will proxies be solicited?

        Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our Common Stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

        Yes. This proxy statement and our annual report are available on our web site, http://investor.ssaglobal.com.

Who are our largest Stockholders?

        Affiliates of, and certain accounts managed by Cerberus Capital Management, L.P., or Cerberus, and investment entities affiliated with General Atlantic LLC, or General Atlantic, own 43,154,833 and 15,784,943 shares of our Common Stock, respectively, as of March 31, 2006, representing approximately 61.8% and 22.6% of the outstanding shares of our Common Stock, respectively. Cerberus and General Atlantic are collectively and individually referred to as our "controlling stockholders."

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board currently consists of ten members. Ten of our current directors have been nominated for reelection and have consented to stand for reelection.

        The terms of all of the members of our Board will expire at the next annual meeting after their election, or until their successors, if any, are elected and appointed. If you do not wish your shares of Common Stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

        Our Board unanimously recommends a vote FOR each of the following nominees:

•	John W. Barter	•	Marcus C. Hansen
•	James N. Chapman	•	Pieter Korteweg
•	Howard S. Cohen	•	J. Michael Lawrie
•	Michael M. Green	•	Marc F. McMorris
•	Michael Greenough	•	Mark Neporent

        The names and biographical information about these nominees can be found under "Identification of Executive Officers and Directors" elsewhere in this proxy statement.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board has selected Grant Thornton LLP to serve as our independent registered public accounting firm for our fiscal year ending July 31, 2006. Grant Thornton LLP has served as our independent registered public accounting firm since being retained to perform the audit for our fiscal year ended October 31, 2001. While Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of Grant Thornton LLP to our Stockholders for ratification. If our Stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our Stockholders.

        Grant Thornton LLP has advised us that the firm is independent with respect to us and our subsidiaries. We expect that representatives of Grant Thornton LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our Stockholders.

Fees Paid To Independent Registered Public Accounting Firm

        The following table shows the fees for professional services rendered by Grant Thornton LLP for fiscal years 2005 and 2004:

	2005	2004
Audit Fees (1)	$2,252,724	$3,672,363
Audit-Related Fees (2)	1,967,585	1,344,881
Tax Fees (3)	42,244	19,581
All Other Fees (4)	41,000	22,750

TOTAL	$4,303,553	$5,059,575

(1)
Primarily includes fees in connection with the audit of our annual financial statements and review of quarterly financial statements. It also includes fees for services that are normally provided by the auditor in connection with statutory audits and regulatory filings for the year identified.

(2)
Consists of fees paid in connection with the filing of amendments to the registration statement on Form S-1 for our initial public offering, or IPO, a registration statement on Form S-8 and related consents and comfort letters as well as fees paid in connection with Sarbanes-Oxley Section 404 compliance reviews and other services.

(3)
Tax fees consist principally of assistance related to tax compliance and reporting.

(4)
All other fees are related to benefit plan audits.

Pre-Approval of Audit and Non-Audit Services

        The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. To the extent required by applicable law, the fees paid to the independent registered public accounting firm described above for fiscal year 2005 were pre-approved by the Audit Committee. The Audit Committee approves, in advance, the hiring of any employees of any independent auditors who were engaged on our account within the previous three years. There have been no hirings from any independent auditors engaged on our account for the last three years.

INFORMATION ON THE BOARD OF DIRECTORS

        Our Board met three (3) times during fiscal year 2005. Each incumbent director attended at least 75% of all Board and committee meetings he was entitled to attend during fiscal year 2005.

        Our Board has reviewed the independence of each of its members and has determined that Messrs. Barter, Chapman, Hansen and Lawrie are "independent," as such term is defined under the current listing standards of The Nasdaq National Market. As further described and defined under "Controlled Company" below, because we are a Controlled Company, we are exempt from the requirement that our Board be comprised of a majority of independent directors. Four members of our current Board are employees of, or advisors to, Cerberus, and one member of our current Board is an employee of, or advisor to, General Atlantic, the indirect holders of a majority of the outstanding shares of our Common Stock.

        Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the three standing committees described below, under "Committees of the Board of Directors." The charter for each of these committees, as in effect from time to time, may be found on our web site, http://investor.ssaglobal.com under the heading "Corporate Governance." Each of these committees has the right to retain its own legal counsel and other advisors.

Committees of the Board of Directors

        Our Audit Committee currently consists of Messrs. Barter, Hansen and Lawrie. Our Compensation Committee consists of Messrs. Cohen, Hansen, Lawrie and Neporent. Our Nominating and Governance Committee consists of Messrs. Barter, Green and McMorris. Specific information regarding each committee is provided below, under "—The Audit Committee," "—The Compensation Committee" and "—The Nominating and Governance Committee."

        On September 30, 2005, the Board accepted the resignations of Raymond H. Wechsler and William E. Ford as directors of SSA Global. Mr. Ford also resigned from our Compensation and Nominating and Governance Committees. Additionally, the Board accepted the resignation of Marc McMorris from our Audit Committee, although he remains a director on our Board and began serving on our Nominating and Governance Committee effective September 30, 2005. To our knowledge, none of Messrs. Wechsler, Ford or McMorris resigned from the positions stated above due to any disagreement with our operations, policies or practices.

        Effective September 30, 2005, the Board, with the approval of certain stockholders as required under our Restated Certificate of Incorporation, elected J. Michael Lawrie and Howard S. Cohen as directors of SSA Global. Mr. Lawrie serves on the Audit and Compensation Committees and Mr. Cohen serves on our Compensation Committee. Messrs. Cohen and Lawrie were nominated by the non-management directors of our Board. There is no arrangement or understanding between either Messrs. Lawrie and Cohen and any other person pursuant to which he was selected as a director. The Board has determined that Mr. Lawrie is an "independent director" (as defined under the current listing standards of The Nasdaq National Market).

The Audit Committee

        The purpose of the Audit Committee is to assist our Board in fulfilling its responsibility to oversee (i) the quality and integrity of our financial statements and the process that produces them, (ii) our compliance with legal and regulatory requirements, (iii) the quality and integrity of our risk management processes, including our internal audit process, and (iv) the qualifications and independence of the external auditors. The Audit Committee is directly responsible for the retention and termination of our independent registered public accounting firm.

        The Audit Committee met fifteen (15) times in fiscal 2005. The Audit Committee currently consists of Messrs. Barter, Hansen and Lawrie. Our Board has determined that Messrs. Barter, Hansen and Lawrie are each "independent," as such term is defined under the rules of the SEC and the listing standards of The Nasdaq National Market applicable to Audit Committee membership. Pursuant to its charter, the Audit Committee is comprised of at least three members appointed by our Board. Our Board has determined that Mr. Barter is an "Audit Committee Financial Expert," as such term is defined under the rules of the SEC.

        The Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, as well as the listing standards of The Nasdaq National Market. A copy of the Audit Committee charter is attached to this proxy statement as Appendix A.

Compensation Committee

        The purpose of the Compensation Committee is to oversee the determination of all material matters relating to employee compensation, including, but not limited to, the design, approval and evaluation of our compensation plans, policies and programs. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy materials.

        The Compensation Committee currently consists of Messrs. Cohen, Hansen, Lawrie and Neporent, and met three (3) times in fiscal 2005. As further described and defined under "Controlled Company," below, because we are a Controlled Company, we are exempt from the requirement that the Compensation Committee be comprised solely of independent directors. Two of our Compensation Committee members, Messrs. Cohen and Neporent, are members of management of our controlling stockholder and are not considered to be independent. The Compensation Committee acts pursuant to a written charter. Our Compensation Committee charter is available to Stockholders on our website at http://investor.ssaglobal.com under the heading "Corporate Governance."

Nominating and Governance Committee

        The purpose of our Nominating and Governance Committee is to recommend to our Board director nominees for the annual meeting of Stockholders, to identify and recommend candidates to fill vacancies occurring between annual Stockholder meetings and to evaluate and recommend changes to our corporate governance policies.

        The Nominating and Governance Committee currently consists of Messrs. Barter, Green and McMorris. Due to the proximity of our IPO date to our fiscal year end on July 31, 2005, the Nominating and Governance Committee did not meet in fiscal 2005. As further described and defined under "Controlled Company" below, because we are a Controlled Company, we are exempt from the requirement that the Nominating and Governance Committee be comprised solely of independent directors. Two of our Nominating and Governance Committee members, Messrs. Green and McMorris, are advisors to, or employees of, our controlling stockholders and are not considered to be independent.

        The Nominating and Governance Committee has a policy with regard to the consideration of any director candidates recommended by Stockholders. Suggestions for candidates to our Board may be made in writing and mailed to the Nominating and Governance Committee, c/o Kirk Isaacson, Secretary, at our principal executive offices, 500 W. Madison, Suite 2200, Chicago, IL 60661. Nominations must be submitted in a manner consistent with our bylaws. We will furnish a copy of the bylaws to any person, without charge, upon written request directed to our Secretary at our principal executive offices. Each candidate suggestion made by a Stockholder must include the following:

  •
  the candidate's name, contact information, detailed biographical material, qualifications and an explanation of the reasons why the Stockholder believes that this candidate is qualified for service on our Board;

  •
  all information relating to the candidate that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or as otherwise required, under the securities laws;

  •
  a written consent of the candidate to being named in a Company proxy statement as a nominee and to serving as a director, if elected; and

  •
  a description of any arrangements or undertakings between the Stockholder and the candidate regarding the nomination.

        The Nominating and Governance Committee will evaluate all Stockholder-recommended candidates on the same basis as any other candidate. Among other things, the Nominating and Governance Committee will consider the experience and qualifications of any particular candidate as well as such candidate's past or anticipated contributions to the Board and its committees. The

Nominating and Governance Committee operates pursuant to a written charter. Our Nominating and Governance Committee charter is available to stockholders on our website at http://investor.ssaglobal.com under the heading "Corporate Governance."

Controlled Company

        Cerberus controls a majority of our Common Stock. Under the rules governing companies with stock quoted on The Nasdaq National Market, a company of which more than 50% of the voting power is held by an individual, a group or another company is a "Controlled Company," and is exempt from certain corporate governance requirements. Accordingly, we are a Controlled Company for purposes of The Nasdaq National Market listing requirements and we are exempt from The Nasdaq National Market listing requirements that would otherwise mandate (1) a majority of independent directors on our Board, (2) a nominating committee of our Board, comprised solely of independent directors, to select or recommend nominees to our Board, and (3) a Compensation Committee of our Board, comprised solely of independent directors, to determine the compensation of our executive officers.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

        The following table contains the name, age and position with our Company of each of our executive officers and directors, including nominees for director, as of February 28, 2006. Their respective backgrounds are described in the text following the table.

Name	Age	Position
Michael Greenough	55	Chairman of the Board, President and Chief Executive Officer
Graeme Cooksley	57	Executive Vice President—Sales and Marketing
Stephen P. Earhart	57	Executive Vice President and Chief Financial Officer
Kirk Isaacson	51	Executive Vice President, General Counsel and Secretary
John W. Barter (1)(2)	59	Director
James N. Chapman	43	Director
Howard S. Cohen (3)	59	Director
Michael M. Green (1)	47	Director
Marcus C. Hansen (2)(3)	60	Director
Pieter Korteweg	64	Director
J. Michael Lawrie (2)(3)	52	Director
Marc F. McMorris (1)	37	Director
Mark Neporent (3)	48	Director

(1)
Member of Nominating and Governance Committee.

(2)
Member of Audit Committee.

(3)
Member of Compensation Committee.

Executive Officers

        Michael Greenough joined us in May 2001 as President, Chairman and Chief Executive Officer. From October 1998 to April 2001, he was Chief Operating Officer of Constellation Software, Inc., a vertical market application software company with annual revenues of over $100 million. From 1990 to 1998, Mr. Greenough was general manager of Geac Commercial Systems, a sizable part of a combined billion-dollar supplier of software to multiple vertical markets. From 1984 to 1990, Mr. Greenough was Regional Vice President of Operations at Jonas & Erickson, a software company which was placed in receivership in 1990. In 1990, Geac acquired the assets of Jonas & Erickson out of receivership. Prior to 1984, Mr. Greenough worked as an accountant for over fifteen years and was a partner at William Eisenberg & Co, a public accounting firm.

        Graeme Cooksley joined our predecessor in 1992 and was promoted in August 2001 to the position of Executive Vice President. From February 1998 to August 2001, Mr. Cooksley served as President of our Asia/Pacific/Japan organization and, for a portion of this period, had additional responsibility for our South American operations. From 1992 to 1998, he served as Managing Director of System Software Services Pty. Ltd., which included the Australian and New Zealand operations. This was a subsidiary of our predecessor, System Software Associates, whose assets we acquired out of bankruptcy. Mr. Cooksley has twenty-five years of operations and sales experience in the computer industry, beginning with his ownership of Thompson and Ward, a midrange and personal computer business based in New Zealand that was later purchased by Powercorp Ltd. Powercorp Ltd. was merged with Centron Corporation. Mr. Cooksley served as a general manager of the merged entity from 1988 to 1992.

        Stephen P. Earhart joined us in June 2003 as Executive Vice President and Chief Financial Officer. Prior to joining SSA Global, Mr. Earhart worked at Motorola, Inc. where he most recently served as Senior Vice President of Corporate Finance. Prior to that, he served as Senior Vice President of Finance for the Cellular Network Sector and General Systems Sector of Motorola where he helped create the financial infrastructure and control systems that allowed these businesses to successfully grow.

        Kirk Isaacson joined us in July 2000. In May 2003, Mr. Isaacson was promoted to his current position as Executive Vice President, Secretary and General Counsel. From July 2000 to May 2003, he was Vice President and General Counsel. From November 1990 to July 2000, Mr. Isaacson served as legal counsel, attaining the title of Senior Vice President and General Counsel of our predecessor, System Software Associates, whose assets we acquired out of bankruptcy. Mr. Isaacson also serves in the capacity of officer and Board member of most of our subsidiaries. Prior to that, Mr. Isaacson had over ten years of legal and related business experience in the computer industry, including seven years at Unisys Corporation and over three years at Digital Equipment Corporation.

Nominees for Election as Director

        John W. Barter joined us as a director in February 2004. He served as a director of Kestrel Solutions, Inc., from October 1998 to May 2001 and as CFO of Kestrel Solutions, Inc. from January 2000 to May 2001. Mr. Barter was employed from 1977 until his retirement in December 1997 with AlliedSignal, Inc. in various financial and executive capacities. From June 1988 to October 1994 he served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., and from October 1994 to December 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of the following public companies: BMC Software, Inc., Bottomline Technologies, Inc., Lenovo Group and SRA International, Inc. Kestrel Solutions Inc. was a privately owned early-stage company created to develop and bring to market a new product in the telecommunications industry, which filed a voluntary petition for bankruptcy protection in October 2002.

        James N. Chapman joined us in 2004 as a director. Mr. Chapman is non-executive Chairman of JetWorks Leasing, LLC, an aircraft management services company, which he joined in December 2004. Prior to JetWorks, Mr. Chapman was associated with Regiment Capital Advisors, LLC, which he joined in January 2003. Prior to joining Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as hedge funds, across a range of industries. From December 1996 to December 2001, Mr. Chapman worked for The Renco Group, Inc. Mr. Chapman serves as a member of the Board of Directors of Anchor Glass Container Corporation and Coinmach Service Corp., as well as a number of private companies.

        Howard S. Cohen joined us as a director in September 2005. Mr. Cohen served as President and CEO of Gtech Corporation, a global information technology and infrastructure management company from March 2001 through August 2002. From January 2000 to January 2001, Mr. Cohen was President and Chief Executive Officer of Bell & Howell, a leading information solutions and services provider. From 1998 to 2000, Mr. Cohen was President, Chief Executive Officer and Chairman of Sidus Systems, Inc., a Canadian systems integrator, contract manufacturer and distributor. Mr. Cohen is a member of the Board of Directors of General Fiber Communications, Inc. and Velocita Wireless.

        Michael M. Green joined us in 2003 as a director. Mr. Green is currently Managing Director and President of Cerberus Capital Management, our affiliate. From 2000 to 2003, he was the Managing Partner and CEO of TenX Capital, a private equity firm he founded. Prior to TenX, Mr. Green held various senior positions in the industry including, President and CEO of TriSpan Internet Commerce Solutions, President and CEO of Naviant Technology and various executive positions at General

Electric Company. Mr. Green serves as a member of the Board of Directors of Fila Sports, Air Canada and AerCap Aviation Leasing.

        Michael Greenough.    Please see Mr. Greenough's biography under section "—Executive Officers".

        Marcus C. Hansen joined us as a director in 2004. Mr. Hansen retired as President of Lockheed Martin Management & Data Systems (formerly General Electric M&DS), or M&DS, in April 2003. He had held several positions in M&DS from 1977 until his retirement. From 1988 to 1989, Mr. Hansen was assigned as Manager of Aerospace Information Technology, a component of GE Aerospace in Valley Forge, Pennsylvania. From 1989 to 1992, he served as General Manager of Engineering at Ocean and Radar Systems in Syracuse, New York. Mr. Hansen then served as Vice President of Technical Operations at Government Electronic Systems in Moorestown, New Jersey, from 1992 to 1994. In 1994, he returned to M&DS as Vice President, Requirements Management System and became President in 1997.

        Pieter Korteweg joined us as a director in 2004. Mr. Korteweg is currently a senior advisor to Cerberus, our affiliate, and Anthos Consult BV. From 2002 to April 2004, he served as Chairman of the Supervisory Board of Pensions and Insurance Supervisory Authority of the Netherlands and as Vice-Chairman of the Supervisory Board of De Nederlandsche Bank. From 1987 to 2002, Mr. Korteweg was President and Chief Executive Officer of the Group Executive Committee of Robeco Group in Rotterdam. From 1981 to 1986, he was Treasurer-General at the Netherlands Ministry of Finance. In addition, Mr. Korteweg served as a professor of economics from 1971 to 1998. He serves as Chairman of the Supervisory Boards of the Dutch Central Bureau of Statistics, DaimlerChrysler Nederland BV and certain Netherlands subsidiaries of Cerberus' portfolio companies, including TLGB Holdings Nederland BV and Teleglobe Netherlands BV.

        J. Michael Lawrie joined us as a director in September 2005. Mr. Lawrie most recently served as Chief Executive Officer of Siebel Systems, Inc. from May 2004 to April 2005. Prior to joining Siebel Systems, Mr. Lawrie served in various management positions at IBM Corporation for 27 years. From July 2001 to May 2004, he served as a Senior Vice President and Group Executive at IBM, where he was responsible for IBM's worldwide sales and distribution activities. Mr. Lawrie also served as IBM's General Manager for Europe, Middle East and Africa from 1998 to June 2001 and held various sales, marketing, development and financial management positions from 1977 to 1998. Mr. Lawrie is a member of the Board of Directors of Symbol Technologies, Inc.

        Marc F. McMorris joined us as a director in 2003. Mr. McMorris is a Managing Director of General Atlantic LLC, a private equity investment firm and our affiliate, that makes investments in information technology, process outsourcing and communications businesses on a global basis. Mr. McMorris has been with General Atlantic since 1999. Prior to joining General Atlantic, he served as a Vice President in the High Technology group of Goldman, Sachs & Co.

        Mark A. Neporent joined us in 2000 as a director. Mr. Neporent is Senior Managing Director and Chief Operating Officer of Cerberus, our affiliate. Prior to joining Cerberus in 1998, Mr. Neporent was a partner of Schulte Roth & Zabel LLP, a New York City-based law firm, where he was part of the firm's Business Reorganization and Finance Group doing extensive work on behalf of Cerberus. Mr. Neporent has 22 years of experience in the distressed securities, bankruptcy and high-yield finance business. Mr. Neporent is a director of several companies including Tandem Solutions, Inc.

COMMUNICATIONS WITH STOCKHOLDERS

        Stockholders who wish to send communications, including recommendations for director nominees, to our Board or any individual director, may do so by writing to the Board, c/o Kirk Isaacson, at our principal executive offices, 500 W. Madison, Suite 2200, Chicago, IL 60661. Your letter should indicate that you are a stockholder. Depending on the subject matter, our Secretary will, as appropriate:

  •
  forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board generally, to the chairman;

  •
  attempt to handle the inquiry directly where it is a request for information about us; or

  •
  not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.

        Stockholder communications that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the chairman of the Audit Committee, John W. Barter. All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of March 31, 2006 (unless otherwise indicated in the footnotes), certain information with respect to our Common Stock owned beneficially by (1) each director or director nominee, (2) each executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding Common Stock. Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of Common Stock included in the table. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, or the Exchange Act. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of our Common Stock that a beneficial owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing percentage ownership of such owner.

Name and Address of Beneficial Owner	Shares of Common Stock		Percentage of Total Common Stock(%)
Stephen Feinberg(1)(2)	43,154,833		61.82%
Entities affiliated with General Atlantic(3)	15,784,943		22.6%
Michael Greenough	2,754,586	(4)	3.7%
Graeme Cooksley	718,317	(4)	1.0%
Stephen P. Earhart	419,912	(4)	*
Kirk Isaacson	185,179	(4)	*
John W. Barter	27,942	(4)	*
James N. Chapman	8,307	(4)	*
Howard Cohen	1,458	(5)	*
Michael Green	—		*
Marcus C. Hansen	27,187	(4)	*
Pieter Korteweg	—		*
J. Michael Lawrie	1,458	(5)	*
Marc F. McMorris (3)	15,784,943		22.6%
Mark Neporent	—		*
Directors and executive officers as a group (13 persons, including those listed above)	19,929,289		26.9%

*
Denotes beneficial ownership of less than 1% of the total Common Stock.

(1)
SSA Investor, LLC owns 26,803,948 shares of our Common Stock; SSA Warrant Holdings, LLC owns 9,154,962 shares of our Common Stock; Ableco, L.L.C. owns 1,236,721 shares of our Common Stock; Cerberus Partners, L.P. owns 1,537,079 shares of our Common Stock; Cerberus Institutional Partners, L.P. owns 2,504,131 shares of our Common Stock; and Madeleine L.L.C. owns 1,917,992 shares of our Common Stock. Stephen Feinberg, through one or more intermediate entities, possesses sole power to vote and direct the disposition of all securities of our company owned by SSA Investor, LLC, SSA Warrant Holdings, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Madeleine L.L.C. Thus, for the purposes of Section 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 43,154,833 shares of our Common Stock.

(2)
The address for Stephen Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, 22nd Floor, New York, New York 10171.

(3)
General Atlantic Partners 76, L.P. ("GAP 76") owns 13,401,341 shares of our Common Stock; General Atlantic Partners 77, L.P. ("GAP 77") owns 14,346 shares of our Common Stock; General Atlantic Partners 80, L.P. ("GAP 80") owns 1,283,987 shares of our Common Stock; GAP

  Coinvestment Partners II, L.P. ("GAPCO II") owns 784,363 shares of our Common Stock; GAP Coinvestments III, LLC ("GAPCO III") owns 76,401 shares of our Common Stock; GAP Coinvestments IV, LLC ("GAPCO IV") owns 19,924 shares of our Common Stock; GapStar, LLC ("GapStar") owns 182,964 shares of our Common Stock; and GAPCO GmbH & Co. KG ("GAPCO KG") owns 21,617 shares of our Common Stock. General Atlantic LLC ("GA LLC") is the general partner of each of GAP 76, GAP 77 and GAP 80 and the sole member of GapStar. The general partners of GAPCO II and the managing members of GAPCO III and GAPCO IV are Managing Directors of GA LLC. The general partner of GAPCO KG is GAPCO Management GmbH ("Management GmbH"). The Managing Directors of General Atlantic direct the voting and disposition of shares owned by GAPCO KG and Management GmbH. Marc McMorris is a Managing Director of GA LLC and a managing member of each of GAPCO III and GAPCO IV. Mr. McMorris disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein. The address of GAP 76, GAP 77, GAP 80, GAPCO II, GAPCO III, GAPCO IV, GapStar, General Atlantic and Mr. McMorris is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of GAPCO KG and Management GmbH is c/o General Atlantic GmbH, Koenigsallee 62, 40212 Dusseldorf, Germany.

(4)
Includes shares underlying options that are vested as of, and that will vest within sixty days of, March 31, 2006. All of these shares, except those for Messrs. Barter, Chapman and Hansen, are subject to lock-up agreements as described in "Management Lock-up Agreements."

(5)
Includes shares underlying options that became exercisable in 48 equal installments on the last day of each calendar month starting on October 31, 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during fiscal 2005 or written representations from certain reporting persons, we believe that our directors, executive officers and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for fiscal 2005.

EXECUTIVE COMPENSATION

        The following table sets forth the cash and non-cash compensation for fiscal 2005, 2004 and 2003 awarded to or earned by our chief executive officer and our five other most highly compensated executive officers during fiscal 2005.

Summary Compensation Table

		Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options/SARs	All Other Compensation(4)(5)
Michael Greenough	2005	$500,000	$782,798	$21,300	250,000	$3,081,198
Chairman, President and Chief	2004	500,000	744,480	36,000	—	1,680
Executive Officer	2003	500,000	843,767	38,500	2,953,867	2,280
Graeme Cooksley	2005	$390,000	$317,813	$50,000	100,000	$567,741
Executive Vice President—	2004	390,000	372,240	72,000	—	—
Sales and Marketing	2003	390,000	421,884	51,000	763,164	—
Stephen P. Earhart (6)	2005	$325,000	$244,580	—	100,000	$426,715
Executive Vice President and	2004	300,000	248,160	—	—	1,008
Chief Financial Officer	2003	300,000	53,412	—	572,663	1,368
Ross D. Garrity (7)	2005	$375,000	$192,849	—	180,000	$42,087
Executive Vice President—	2004	—	—	—	—	—
Global Operations	2003	—	—	—	—	—
Kirk Isaacson	2005	$260,000	$224,797	—	—	$154,730
Executive Vice President,	2004	260,000	231,002	—	—	4,090
General Counsel and Secretary	2003	260,000	332,592	—	202,014	4,219
John R. Walles (8)	2005	$200,000	$220,052	—	—	$264,325
Executive Vice President—	2004	200,000	248,160	—	—	2,672
Operations	2003	200,000	281,255	—	351,654	2,422

(1)
Executive compensation for 2003, 2004 and 2005 is for the twelve months ended July 31 of each year.

(2)
Includes bonus amounts earned during the fiscal year periods. For each of Messrs. Greenough, Cooksley, Earhart, Garrity, Isaacson and Walles, their annual bonuses for fiscal 2005 were based upon the following targets: (i) 30% on revenue achievement to budget, (ii) 30% on profit achievement to budget (using EBITDA as the profit measure), (iii) 20% on operating cash flow achievement to budget and (iv) 20% on strategic objectives specific to such executive.

(3)
Includes housing allowance for Mr. Greenough and Mr. Cooksley.

(4)
Upon the consummation of our IPO, we paid certain members of management a bonus in the aggregate amount of approximately $5.5 million. Of this amount, Messrs. Greenough, Cooksley, Earhart, Issacson and Walles received $2,122,348, $567,321, $425,707, $150,173 and $261,413, respectively, and the remainder was paid to certain of our other management employees. The special management bonus was paid to both reward management for their efforts in helping to consummate the IPO and to adjust the benefits intended to be made available to management under the SSA Global Technologies, Inc. 2003 Equity Incentive Plan ("the

  Plan"), in the event of a stockholder dividend. The Plan provided for the adjustment as the compensation committee deemed appropriate, in its discretion, in order to prevent dilution of the benefits intended to be made available pursuant to such award. Accordingly, upon the consummation of the IPO, the bonus was paid to the named officers and additional stock options were granted to other employees, in proportion to the number of options they held at the time of the IPO, in order to compensate them under the Plan in relation to the $25.0 million dividend paid to the holders of our Series A Convertible Preferred Stock on January 28, 2005, and for their efforts in consummating the IPO. In addition, Mr. Greenough received a one-time payment of $957,170 in exchange for his agreement, effective upon the consummation of the IPO, to the elimination of the deferred bonus payment provided for under his former employment agreement. See "—Employment Agreements—Michael Greenough."

(5)
Includes premiums on Company-provided life insurance for Mr. Greenough of $1,680, $1,680 and $2,280 for fiscal 2005, 2004 and 2003, respectively. Includes premiums on Company-provided life insurance for Mr. Cooksley of $420 for fiscal 2005. Includes premiums on Company-provided life insurance of $1,008, $1,008 and $1,368 for Mr. Earhart for fiscal 2005, 2004 and 2003, respectively. Includes premiums on Company-provided life insurance of $420 for Mr. Garrity for fiscal 2005. Includes the Company match on 401(k) salary deferrals for Mr. Isaacson of $3,683, $3,216, $3,033 for fiscal 2005, 2004 and 2003, respectively, and premiums on Company-provided life insurance of $874, $874 and $1,186 for fiscal 2005, 2004 and 2003, respectively. Includes the Company match on 401(k) salary deferrals for Mr. Walles of $2,000, $2,000 and $1,750 for fiscal 2005, 2004 and 2003, respectively, and premiums on Company-provided life insurance of $912, $672 and $672 for fiscal 2005, 2004 and 2003, respectively.

(6)
Mr. Earhart joined us in June 2003. The salary amount reflected above for fiscal 2003 represents an annualized amount.

(7)
Mr. Garrity joined us in April 2005 and, at his current base salary and bonus rate, would have been one of our five most highly compensated executive officers had he been employed by us throughout fiscal 2005. The salary amount reflected above represents an annualized amount. Mr. Garrity's annual base salary and annual target bonus are each $375,000. The fiscal 2005 bonus included a $100,000 signing bonus. All other compensation represents the fiscal 2005 portion of the minimum $1.0 million stock option gain accrued for Mr. Garrity. Effective February 17, 2006, Mr. Garrity resigned from his position with us. See "—Employment Agreements—Ross D. Garrity."

(8)
Mr. Walles resigned from his position with us effective as of October 31, 2005.

Option Grants in Last Fiscal Year

        The tables below sets forth information regarding all stock options granted in fiscal 2005 under our stock option plan to our executive officers named in the Summary Compensation Table above.

Stock Option Grants

Option Grants in Fiscal 2005

			Individual Grant Percent of Total Options/SARs Granted to Employees in Fiscal 2005			Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options/SARs Granted
					Latest Possible Expiration Date
Name				Exercise or Base Price ($/Sh)(1)
						5%	10%
Michael Greenough	250,000	(2)	8.3%	$12.39	July 11, 2015	$1,948,001	$4,936,617
Graeme Cooksley	100,000	(2)	3.3%	12.39	July 11, 2015	779,200	1,974,647
Stephen P. Earhart	100,000	(2)	3.3%	12.39	July 11, 2015	779,200	1,974,647
Ross D. Garrity	145,000	(3)	4.8%	11.00	May 25, 2015	1,003,087	2,542,019
	35,000	(3)	1.2%	12.39	July 11, 2015	272,720	691,126
Kirk Isaacson	—		—	—	—	—	—
John R. Walles	—		—	—	—	—	—

(1)
Exercise price equals fair market value of Common Stock on the date of grant.

(2)
Options vest in equal monthly installments over a four-year period beginning on August 31, 2005.

(3)
Effective February 17, 2006, Mr. Garrity resigned from his position with us. Upon his resignation and termination of employment, Mr. Garrity's options became fully vested. His options must be exercised within 90 days of the date of termination.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at July 31, 2005		Value of Unexercised In-the-money Options at July 31, 2005(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Greenough (1)	—	—	2,430,786	773,081	$16,553,653	$3,752,182
Graeme Cooksley (1)	—	—	628,020	235,144	4,276,816	996,331
Stephen P. Earhart (1)	—	—	298,261	374,402	2,031,157	1,944,678
Ross D. Garrity (2)	—	—	6,041	173,959	12,988	325,362
Kirk Isaacson (1)	—	—	166,240	35,774	1,132,094	243,621
John R. Walles (3)	—	—	289,381	62,273	3,209,235	690,608

(1)
These amounts have been determined by multiplying the aggregate number of options by the difference between our closing stock price of $13.15 at the close of the market on July 29, 2005 and the repriced exercise price of $6.34 per share. The repricing of these options, which was authorized by our Board on December 14, 2005, became effective December 31, 2005 and was necessitated by the adverse tax consequences of the requirements under Internal Revenue Code Section 409A. The SSA Global stock price of $13.15 does not represent our estimate or projection of the future stock price. See the discussion of the option repricing, cash payments and restricted stock awards under "—Equity Incentive Plan."

(2)
Effective February 17, 2006, Mr. Garrity resigned from his position with us. Upon his resignation and termination of employment, Mr. Garrity's options became fully vested. His options must be exercised within 90 days of the date of termination.

(3)
Mr. Walles resigned from his position with us effective as of October 31, 2005. Upon his resignation and termination of employment, Mr. Walles' options became fully vested. Mr. Walles exercised his options before the option repricing discussed in (1) above became effective.

Compensation of Directors

        In fiscal 2005, our independent directors received a one-time option grant for 36,250 shares of our Common Stock upon joining our Board, were paid an annual retainer of $50,000 for serving as a director and an additional annual retainer of $25,000 was paid to the chair of our Audit Committee. John W. Barter, Marcus Hansen and James Chapman were designated independent directors in fiscal 2005. Mr. Barter serves as our Audit Committee financial expert as defined in the SEC's rules and, in addition to his retainer fees, received a $100,000 one-time acceptance fee in January 2004 in connection with his appointment as a director and chairman of our Audit Committee. He also received a bonus payment of $50,000 in connection with his Audit Committee services performed in fiscal 2005 during our public offering preparation. Nonindependent directors did not receive compensation for their service on the Board in fiscal 2005.

        Effective September 30, 2005, the Compensation Committee of our Board approved the revised director compensation plan whereby each non-employee director will receive an annual salary of $75,000, paid in quarterly installments. Of this, 25%, net of any applicable taxes, is required to be invested in our Common Stock. In addition, the chairmen of the Audit and Compensation Committees will receive an additional $25,000 annually paid in quarterly installments. Each non-employee director has the right to participate in the SSA Global Technologies, Inc. 2003 Equity Incentive Plan, or the Plan. Under the Plan, upon appointment, each new non-employee director will receive an initial option to purchase 10,000 shares of our Common Stock at an exercise price to be determined at the time of award. Additionally, so long as they continue to serve on the Board, each year, each non-employee director will receive additional options to purchase 2,500 shares of Common Stock under the Plan. All directors are entitled to reimbursement for reasonable travel and accommodation expenses in connection with the performance of their duties as directors and Board committee members.

Employment Agreements

  Michael Greenough

        We entered into an agreement with Mr. Greenough, effective May 26, 2005, that supplements his employment agreement. The supplemental agreement extends the term of his employment agreement until May 26, 2008 and provides for additional severance benefits as described below. Mr. Greenough's agreement provides for an annual base salary of $500,000 and an annual target bonus of at least $500,000 but not more than $800,000, as determined by the Board, but subject to the attainment of performance goals. Mr. Greenough's annual bonus for fiscal 2005 was $782,798. However, the actual amount of any annual bonus payable to Mr. Greenough shall be determined by the Board in its sole discretion. Mr. Greenough is also provided a housing allowance.

        Mr. Greenough's employment agreement gives him registration rights with respect to any shares acquired upon exercise of options. These registration rights entitle him to sell, in any registration of shares of Common Stock on behalf of our controlling stockholders, the percentage of such shares equal to the aggregate percentage of the shares proposed to be registered by our controlling stockholders in such registration in relation to the aggregate amount of shares of Common Stock owned by our controlling stockholders. To the extent the number of shares included in a registration is subject to cutback, such cutbacks shall be made pro rata as between Mr. Greenough, on the one hand, and our controlling stockholders, on the other hand.

        Effective May 26, 2005, Mr. Greenough's employment agreement was amended to eliminate his right to receive a deferred bonus payment, which was payable if he terminated his employment without "good reason" (as defined in his employment agreement) prior to January 3, 2007, in exchange for a one-time payment of $957,170.

        If we terminate Mr. Greenough other than for "cause" or if he resigns for "good reason," each as defined in his employment agreement, subject to Mr. Greenough signing a release of all claims against us, he is entitled to continuation of his base salary for one year and payment of an amount equal to his average annual bonus for the prior three-year period (or shorter period) preceding termination payable in twelve equal installments, as well as vesting of unvested shares under options. He would also receive a pro rata portion of his target bonus for the fiscal year in which such termination occurs determined by multiplying the applicable target bonus amount by a fraction the numerator of which is the number of days in the fiscal year prior to the date of termination and the denominator of which is 365 payable within sixty days of the end of our fiscal year and provided that applicable performance targets have been satisfied, or in the reasonable judgment of our Board, are likely to be satisfied. In addition, if Mr. Greenough's employment agreement is not renewed at the end of the term, he would be entitled to receive $100,000, payable in twelve equal monthly installments, provided that he signs a release of all claims against us. Mr. Greenough would not be prohibited from entering into a consulting or other form of employment arrangement with us following a termination of his employment.

        In addition, Mr. Greenough's supplemental agreement provides that, if Mr. Greenough is terminated by us other than for "cause" or if he resigns for "good reason," each as defined in his supplemental agreement, at any time on or prior to May 26, 2008, Mr. Greenough will receive, in addition to the severance benefits described above, continued base salary and bonus (based upon the yearly average bonus achieved in the 24 months preceding the termination or resignation) for the remainder of the term as if he remained employed by us until May 26, 2008.

  Graeme Cooksley

        We entered into an agreement with Mr. Cooksley, effective May 26, 2005, that supplements his employment agreement. The supplemental agreement extends the term of his employment agreement until May 26, 2008 and provides for additional severance benefits as described below. Mr. Cooksley's agreement provides for an annual base salary and annual target bonus, which were $390,000 and $325,000, respectively, in fiscal 2005. Mr. Cooksley's actual bonus in fiscal 2005 was $317,813.

        If Mr. Cooksley is terminated other than for "cause" or if he resigns for "good reason," each as defined in his agreement governing severance obligations and termination of employment, subject to Mr. Cooksley signing a release of all claims against us, he would receive (i) continuation of his base salary for a period of twelve months following termination, (ii) continuation of fifty percent of quarterly base target bonus for a period of four fiscal quarters following termination and (iii) a pro rata portion of his annual target bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying 50% of his annual target bonus by a fraction, the numerator of which would be the number of days in the fiscal year prior to the date of termination and the denominator of which would be 365. In addition, if Mr. Cooksley is terminated by us other than for "cause" or if he resigns for "good reason," each as defined in the supplemental agreement described above, at any time on or prior to May 26, 2008, Mr. Cooksley will receive, in addition to the severance benefits described above, continued base salary and bonus (based upon the yearly average bonus achieved in the 24 months preceding the termination or resignation) for the remainder of the term as if he remained employed by us until May 26, 2008.

  Stephen P. Earhart

        We entered into an agreement with Mr. Earhart, effective May 26, 2005, that supplements his employment agreement. The supplemental agreement extends the term of his employment agreement until May 26, 2008 and provides for additional severance benefits as described below. Mr. Earhart's agreement provides for an annual base salary and an annual target bonus, which were $325,000 and $250,000, respectively, in fiscal 2005. Mr. Earhart's actual bonus in fiscal 2005 was $244,580.

        If Mr. Earhart is terminated other than for "cause" or if he resigns for "good reason," each as defined in his agreement governing severance obligations and termination of employment, subject to Mr. Earhart signing a release of all claims against us, he would receive (i) continuation of his base salary for a period of twelve months following termination, (ii) continuation of fifty percent of quarterly base target bonus for a period of four fiscal quarters following termination and (iii) a pro rata portion of his annual target bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying 50% of his annual target bonus by a fraction, the numerator of which would be the number of days in the fiscal year prior to the date of termination and the denominator of which would be 365. In addition, if Mr. Earhart is terminated by us other than for "cause" or if he resigns for "good reason," each as defined in the supplemental agreement described above, at any time on or prior to May 26, 2008, Mr. Earhart will receive, in addition to the severance benefits described above, continued base salary and bonus (based upon the yearly average bonus achieved in the 24 months preceding the termination or resignation) for the remainder of the term as if he remained employed by us until May 26, 2008.

  Ross D. Garrity

        Effective February 17, 2006, Mr. Garrity resigned from us and, in connection therewith, on February 15, 2006, entered into a General Release and Additional Terms agreement, pursuant to which, in part, both we and Mr. Garrity agreed to release each other from future claims and demands arising in the ordinary course of his employment. Mr. Garrity's severance agreement provided for 1) the payment of any bonus amount not yet paid for the second quarter ended January 31, 2006 and 2) a

"true up" payment (to a cap of $1.0 million) with respect to the total of severance payments made to him plus the pre-tax gain realized by him via his exercise of vested stock options during such ninety (90) day period. Mr. Garrity's options under the SSA Global 2003 Equity Incentive Plan, or the Plan, became fully vested upon termination and must be exercised within ninety (90) days of termination.

        Mr. Garrity's employment agreement provided for an annual base salary and an annual target bonus of $375,000 each. Mr. Garrity's actual bonus in fiscal 2005 was $92,849. Mr. Garrity received an additional one-time signing bonus of $100,000.

  Kirk J. Isaacson

        We entered into an agreement with Mr. Isaacson, effective March 28, 2006, that supplements his employment agreement. The supplemental agreement extends the term of his employment agreement until May 26, 2008 and provides for additional severance benefits as described below. Mr. Isaacson's agreement provides for an annual base salary and an annual target bonus, which were $260,000 and $190,000, respectively, in fiscal 2005. Mr. Isaacson's actual bonus in fiscal 2005 was $224,797.

        If Mr. Isaacson is terminated other than for "cause" or if he resigns for "good reason," each as defined in his agreement governing severance obligations and termination of employment, subject to Mr. Isaacson signing a release of all claims against us, he would receive (i) continuation of his base salary for a period of twelve months following termination, (ii) continuation of fifty percent of quarterly base target bonus for a period of four fiscal quarters following termination and (iii) a pro rata portion of his annual target bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying 50% of his annual target bonus by a fraction, the numerator of which would be the number of days in the fiscal year prior to the date of termination and the denominator of which would be 365. In addition, if Mr. Isaacson is terminated by us other than for "cause" or if he resigns for "good reason," each as defined in the supplemental agreement described above, at any time on or prior to May 26, 2008, Mr. Isaacson will receive, in addition to the severance benefits described above, continued base salary and bonus (based upon the yearly average bonus achieved in the 24 months preceding the termination or resignation) for the remainder of the term as if he remained employed by us until May 26, 2008.

  John R. Walles

        Effective October 31, 2005, Mr. Walles resigned from us and, in connection therewith, on November 4, 2005, entered into a General Release and Additional Terms agreement, pursuant to which, in part, both we and Mr. Walles agreed to release each other from future claims and demands arising in the ordinary course of his employment. Mr. Walles' severance agreement provided for 1) any bonus amount not yet paid for the first quarter ended October 31, 2005 and 2) the sum of $6,000. In addition, Mr. Walles' options under the Plan became fully vested upon termination and exercisable within ninety (90) days of termination.

  Equity Incentive Plan

        The Plan is administered by a Committee appointed by the Board. The Plan allows for the granting of up to 19,575,000 shares of Common Stock. During any calendar year, no employee may be granted options to acquire more than 7,250,000 shares of stock. As of January 31, 2006, 11,589,607 shares were outstanding under the Plan.

        The Plan will expire on July 15, 2013, although our Board may amend or terminate the Plan at any time.

        In the event a change in control occurs while a participant is employed by us, the option shares shall vest and become exercisable in full immediately prior to the effective date of the change in control. However, vesting shall not be accelerated if (i) the option is assumed by the successor entity or (ii) the option is replaced with a cash incentive program of equal value. Option shares neither exercised nor assumed shall terminate upon the consummation of the change in control.

        Under the Plan, the four forms of stock option agreements, other than for Michael Greenough (as discussed below), that have been entered into by employees are: (i) the stock option agreements for key employees hired prior to April 30, 2003, (ii) the stock option agreements for non-key employees hired prior to April 30, 2003, (iii) the stock option agreements for key employees hired on or after April 30, 2003 and (iv) the stock option agreements for non-key employees hired on or after April 30, 2003. Under the agreements listed in clauses (i) and (ii), fifty percent of the option, or 2/48th of the option in the case of Stephen Earhart's agreement, vested and became exercisable immediately on the day it was granted (July 31, 2003), and the balance of the unvested portion of the option vests over a four-year period such that 1/48th of the option vests and becomes fully exercisable on the last day of each calendar month. Under the agreements listed in clauses (iii) and (iv), the option vests over a four-year period starting on January 1, 2003 even though granted on July 31, 2003, such that 1/48th of the option vests and becomes fully exercisable on the last day of each calendar month. All options expire on the tenth anniversary of the day they are granted, unless terminated earlier.

        On December 14, 2005, we amended individual stock option agreements of certain officers and non-officer employees to conform to the requirements of Internal Revenue Code Section 409A and related regulations. Accordingly, the affected individuals received the following:

  •
  effective December 31, 2005, approximately 4.8 million unexercised stock options originally granted at an exercise price of $2.06 were repriced to an exercise price of $6.34 which, upon exercise of such options, will provide us with $20.6 million of incremental proceeds as a result of such exercise;

  •
  cash payments totaling $8.5 million, pro-rated in accordance with the individuals' respective option holdings based on the number of options outstanding on December 31, 2005, to be made in equal installments, within thirty days of the end of each 2006 calendar quarter, with the first installment payment made in January 2006 and;

  •
  restricted stock awards of 273,640 units with an aggregate value of $5.0 million were issued on January 31, 2006 and will vest on June 30, 2008 or earlier if employment terminates due to death, disability or if employment is terminated by us without cause of by the individual for good reason.

        Our named executive officers received the following:

	Number of Options Repriced	Cash Payment	Monetary Value of Restricted Stock
Michael Greenough	2,953,868	$5,238,550	$3,081,500
Graeme Cooksley	763,164	1,353,200	796,000
Stephen P. Earhart	572,663	18,612	—
Kirk Isaacson	202,014	358,700	211,000

  Termination Provisions Regarding Options

        If a key employee participant is terminated by us other than for "cause," as defined in the stock option agreement, or if the key employee participant terminates his or her employment for "good reason," as defined in the stock option agreement, any unvested portion of the option would become immediately vested and exercisable and all vested options could be exercised at any time before the earlier of expiration and ninety days of the date of termination of employment.

        If a non-key employee participant is terminated by us for other than "cause," as defined in the stock option agreement, or if a non-key employee participant terminates his or her employment with us, the portion of the option exercisable on the date of termination could be exercised at any time before the earlier of expiration and ninety days of the date of termination of employment.

        If any participant is terminated by us for "cause," the unexercised portion of the option would terminate immediately.

  Options Provisions for Michael Greenough

        If Mr. Greenough is terminated by us other than for "cause," as defined in his employment agreement, or if he terminates his employment for "good reason," also as defined in his employment agreement, any unvested options would become immediately vested and exercisable and could be exercised at any time before expiration and within one year of the date of termination.

        Although some of our employment contracts with our executive officers (including Mr. Greenough) contemplate that we may make loans to them to acquire option shares, we have not made any such loans nor will we do so as we are precluded by the Sarbanes-Oxley Act of 2002 from making such loans.

Management Lock-up Agreements

        Certain of our officers, including Messrs. Greenough, Cooksley and Earhart, have entered into lock-up agreements with us having a term of three years, commencing on May 26, 2005. Mr. Isaacson also entered into a similar lock-up agreement with us, commencing on March 28, 2006. Subject to certain limited exceptions, the lock-up agreements will apply to shares of our Common Stock beneficially owned by them. If Cerberus, General Atlantic or any of their respective affiliates sells any shares of our Common Stock, each of the officers party to these lock-up agreements will be entitled to sell the number of shares of our Common Stock that is equal to (a) the number of shares of our Common Stock beneficially owned by such officer on May 26, 2005 multiplied by (b) a fraction, of which (i) the numerator is the number of shares of our Common Stock to be sold by Cerberus, General Atlantic and their affiliates in such transaction and (ii) the denominator is the total number of shares of our Common Stock held by Cerberus, General Atlantic and all of their affiliates on May 26, 2005. In addition, the officers will be permitted to sell that number of shares of Common Stock as may be approved by the Compensation Committee of our Board from time to time.

        An officer will be released from his obligations under his lock-up agreement in the event of the (i) death of such officer, (ii) termination by us of such officer's employment without "cause" (as defined below) or on account of such officer's "disability" (as defined below), or (iii) termination by such officer of his or her employment with us for "good reason" (as defined below).

        For purposes of the lock-up agreements, (a) "cause" means any of the following: (i) embezzlement, dishonesty, or fraud, (ii) conviction (or plea of nolo contendere) for a felony or conviction (or plea of nolo contendere) of any crime involving moral turpitude or that impairs the officer's ability to perform his duties, (iii) improper and material disclosure or use of our or any of our subsidiary's confidential or proprietary information, or (iv) the officer's willful failure or refusal to follow the lawful and good faith direction of us or any of our subsidiaries to perform his material duties which, if curable, remains uncured following 30 days' written notice to the officer from us describing such failure or refusal; (b) "disability" means a determination by us in accordance with applicable law that, as a result of a physical or mental illness, the officer is unable and has been unable to perform the essential functions of his or her job with or without reasonable accommodation for a period of (x) 90 consecutive days or (y) 180 days in any one-year period; and (c) "good reason" means a decrease in the officer's base salary (not consented to in advance by the officer or ratified subsequently by the officer) or a "change in control," as defined in the Plan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        There are no compensation committee interlocks (i.e., none of our executive officers serves as a member of the Board or the compensation committee of another entity which has an executive officer serving on our Board or the Compensation Committee of our Board).

Compensation Committee Report on Executive Compensation

To: The Board of Directors and Stockholders of SSA Global Technologies, Inc.:

        The common stock of SSA Global Technologies, Inc. ("SSA Global" or "Company") is listed on the Nasdaq National Market. The listing requirements of the Nasdaq National Market, as amended, establish criteria for its listed companies to implement standards of independence for those companies' Boards of Directors and Board committees. The Company maintains a Compensation Committee that satisfies these Nasdaq listing requirements.

        The Company's Compensation Committee establishes and monitors the Company's compensation philosophy and programs to enhance the link between pay and performance.

        As SSA Global's Compensation Committee (the "Compensation Committee"), our primary goal is to establish a compensation program that attracts and retains talented leaders who will best serve the long term financial success and interest of SSA Global and its stockholders. Within this philosophy, the primary objectives of the Compensation Committee are to:

  •
  Offer a total compensation package to the Company's executive officers that is competitive in the marketplace by considering comparable positions at various companies within the Company's "peer group."

  •
  Motivate SSA Global executive officers to achieve the Company's business objectives by providing quarterly and annual incentive compensation awards that take into account the Company's overall performance against corporate objectives.

  •
  Provide meaningful equity-based, long-term incentives to maximize the future performance of the Company, retain executives and further align executive and shareholder interests.

COMPENSATION PROCESS AND COMPONENTS

        The components of the Company's compensation programs include base salary, cash bonuses and stock options as well as other benefit programs. In fiscal 2005, the Compensation Committee reported to the Board its conclusions regarding compensation for the executive officers, and the Board approved and concurred in these conclusions in all respects. With respect to both Company officers, other than the executive officers, and other Company employees, the Compensation Committee has determined the framework within which compensation decisions are to be made and has delegated to the Company's Chief Executive Officer the authority to make compensation decisions regarding these officers and employees, subject to review and approval by the Compensation Committee. When making decisions relating to the level of base salaries, bonus potential and equity grants for executives and when designing short and long-term incentive programs, the Compensation Committee has employed external advisers for guidance on market practice.

Base Salary

        Base salary is intended to provide a fixed level of compensation reflecting the scope and nature of the individual's job responsibilities. The Compensation Committee reviews and grants salary increases for the executive officers, if appropriate, after a review of individual performance and an assessment of the relative competitiveness of the current salary. In keeping with the goal of unifying the interests of the Company's executive officers and its stockholders, base salary is designed to represent only a portion of the total compensation that the executives have the potential to earn each year. However, depending upon the success in achieving the performance goals which govern the executive officers' right to receive bonuses, and the extent to which enhanced performance has increased the value of equity-based compensation, base salary could represent a majority of the compensation actually received by an executive officer in any given year.

Bonus Awards

        Bonus awards recognize an executive officer's contribution to each year's actual operating results. The performance objectives for each executive officer relate primarily to the Company's overall financial performance in areas such as revenue attainment, earnings and cash flow. The amount of bonus compensation paid to the executive officers is determined by comparing actual results to performance objectives established by the Compensation Committee based upon the operating budget approved by the Board of Directors of SSA Global for that year. Bonus payments will increase or decrease depending on the extent to which the performance objective is achieved. In addition to quarterly and annual bonuses, the amount of which are determined primarily by the Company's financial performance, the Compensation Committee from time to time may choose to make special bonus awards to individuals based upon exceptional performance. These special bonuses are not intended to be recurring in nature, they are not taken into account in the design of the Company's executive compensation plan and no specific percentage of any employee's compensation has been allocated to this form of bonus.

Stock Option Plan

        Stock options are considered an important component of the Company's compensation programs. Stock options provide the right to purchase a fixed number of shares of SSA Global common stock during the term of the option, which is typically ten years from the date of grant. Options are also typically subject to vesting provisions which require the recipients continued employment by SSA Global for a period of four years from the date of grant in order for the recipient to be entitled to the full benefit of the option. In determining the size of the option grants for executive officers, the Compensation Committee considers the impact of the grants on existing stockholders' ownership positions and the prospective value of the options as a performance incentive. The number of options previously awarded to and held by executive officers is reviewed and is also considered as a factor in determining the size of current option grants.

CHIEF EXECUTIVE OFFICER COMPENSATION

        The Compensation Committee has established the CEO's base salary and bonus employing the principles described above. The Compensation Committee considers the total salary, bonus and incentive compensation provided to chief executives of companies in the SSA Global "peer group," although it does not target a specific percentile range within this group of similar companies in determining the CEO's compensation. The amount of the CEO's bonus is primarily a function of the financial performance of the Company measured against the financial performance objectives established by the Compensation Committee and approved by the Board of Directors at the beginning of each year.

        In 2005, the Compensation Committee approved a stock option grant to Mr. Greenough to purchase 250,000 shares at $12.39 per share effective July 12, 2005. These options vest ratably over a four-year vesting schedule, beginning at the conclusion of the first month following the grant date. These options were granted with the same vesting schedule applied to options granted to other named executive officers, which vesting schedule was deemed appropriate by the Compensation Committee. The Compensation Committee determined that the level of options granted to Mr. Greenough was appropriate given the importance of his contributions to the Company. In recommending these grants, the Compensation Committee also considered that such grants would further the Company's policy of seeking to align the interests of its senior executives with those of its stockholders.

TAX CONSIDERATIONS

        To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to SSA Global and to the individual executive officers of various payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, SSA Global will not necessarily and in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of SSA Global under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION COMMITTEE OF SSA GLOBAL TECHNOLOGIES, INC.

Marcus C. Hansen, Chairman
Mark Neporent
Howard Cohen
J. Michael Lawrie

Performance Graph

        The following graph shows the changes in $100.00 invested since May 26, 2005 (the date the Company's Common Stock became publicly traded) in the Company's Common Stock, The Nasdaq National Market Stock Index and Goldman & Sachs Software Index, a specialized industry focus group, assuming that all dividends were reinvested.

AUDIT COMMITTEE REPORT

        The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the quality and integrity of the Company's financial statements and the process that produces them, (ii) the Company's compliance with legal and regulatory requirements, (iii) the quality and integrity of the Company's risk management processes, including our internal audit process, and (iv) the qualifications and independence of the independent auditors. The Audit Committee is currently comprised of three independent directors, each of whom meets the criteria for "independence" under applicable NASDAQ listing standards and the regulations of the Securities and Exchange Commission and acts under a written charter approved by our Board of Directors and reviewed by the Audit Committee on an annual basis. Our Board of Directors has determined that Mr. Barter is an "Audit Committee Financial Expert" as such term is defined under the rules of the SEC.

        The Audit Committee has met and reviewed and discussed SSA Global's audited financial statements as of and for the fiscal year ended July 31, 2005, with the Company's management, which has the primary responsibility for the Company's financial statements, as well as meeting with the Company's independent auditor, Grant Thornton LLP, who are responsible for performing an independent audit of SSA Global's consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and issuing their report thereon. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or providing any professional certification with respect to the independent auditor's work product.

        The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communicating with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board, and has discussed their independence with Grant Thornton LLP. The Audit Committee also considered whether Grant Thornton's non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board of Directors approved, that the audited financial statements referred to above be included in the SSA Global's Annual Report on Form 10-K for the year ended July 31, 2005, for filing with the Securities and Exchange Commission.

        By the Audit Committee of the Board of Directors of SSA Global Technologies, Inc.

John W. Barter, Chairman
Marcus C. Hansen
J. Michael Lawrie

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Initial Public Offering of Common Shares and Use of Proceeds

        On May 26, 2005, we sold 9,000,000 shares of Common Stock at $11.00 per common share in our IPO, including 1,400,000 shares acquired by investment entities affiliated with General Atlantic. The net proceeds of $85.8 million (gross proceeds of $99.0 million less expenses of the offering) were used to repay $81.2 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C., an affiliate of Cerberus (an entity under which we are under common control with) and investment entities affiliated with General Atlantic, in the aggregate principal amount of $130.1 million, which were due on November 15, 2006 and accrued interest at a rate of 1.23% per annum. On June 16, 2005, the underwriters of the IPO exercised the over-allotment option to purchase 1,350,000 shares of common stock at the IPO price of $11.00 per share. The net proceeds of $13.8 million (gross proceeds of $14.8 million less underwriting discount of $1.0 million), along with the remaining proceeds above, were used in part to fund the Boniva Software, Inc., and and E.piphany, Inc. acquisitions on August 1, 2005 and September 29, 2005, respectively.

        Upon the closing of the IPO, 3,000,000 shares of preferred stock then outstanding, which were held by our controlling stockholders, were converted into 43,500,000 shares of Common Stock, plus 9,254,766 shares related to the accrued, but unpaid preferred stock dividends at the time of the IPO, for 52,754,766 shares of Common Stock in aggregate.

        Also at the time of the IPO, the terms of the remaining related-party indebtedness, including the remaining portion of the $130.1 promissory note, the $69.2 million subordinated promissory note, the $23.0 million subordinated promissory note and the $7.7 million subordinated promissory note (all as discussed below) were modified into a senior unsecured promissory note payable to Cerberus and General Atlantic aggregating approximately $151.8 million of indebtedness to provide an interest rate of three-month LIBOR plus 2.75%, a three-year term and a senior unsecured ranking.

Registration Rights Agreement

        On April 2, 2003, we entered into a registration rights agreement with Cerberus and General Atlantic affiliates.

        Demand Registration Rights.    Cerberus and the General Atlantic Stockholders have demand registration rights, subject to the following limitations: (i) in no event are we required to effect a demand registration unless the aggregate market price is at least $10,000,000; and (ii) subject to certain requirements pursuant to the registration rights agreement, in no event are we required to effect, in the aggregate, more than two demand registrations for the General Atlantic Stockholders and more than five demand registrations for Cerberus. In addition, if Cerberus or the General Atlantic Stockholders request that we file a registration statement on Form S-1 or S-3 for a public offering of all or any portion of their shares of registrable securities, we are required to use our reasonable best effort to register for public sale the registrable securities specified in such request.

        Incidental Registration Rights.    If we propose to register any of our securities under the Securities Act (other than in a registration on Forms S-4 or S-8 and other than pursuant to the preceding paragraph), management will notify all holders of registrable securities of its intention and upon the request of any holder, subject to certain restrictions, effect the registration of all securities requested by holders to be so registered.

        Pursuant to the registration rights agreement, we will pay all registration expenses and indemnify each holder of registrable securities with respect to each registration which has been effected.

Promissory Notes

        On December 19, 2002 we issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate, in the principal amount of $125.0 million but only borrowed $116.4 million under this note. We repaid $8.0 million of this note in December 2002, leaving a balance of $108.4 million at December 31, 2002. On April 2, 2003, we sold a 25% interest in SSA Global for $75.0 million to various investment entities affiliated with General Atlantic, represented by preferred stock. We used a portion of the proceeds from the issuance of this preferred stock to repay approximately $39.2 million of the subordinated promissory note and cancelled $10.0 million of indebtedness in exchange for $10.0 million of preferred stock, leaving a balance of $59.2 million outstanding under such note. In August 2003, we borrowed $10.0 million from Madeleine L.L.C., increasing the amount outstanding under the subordinated promissory note to $69.2 million. Interest on the subordinated promissory note was 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the subordinated promissory note was December 31, 2007. The subordinated promissory note was subordinate in right of payment to the prior payment in full of indebtedness which we designate as our "senior indebtedness." The principal portion of approximately $69.2 million of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO and was paid off as of September 22, 2005, with proceeds from the $200.0 million credit facility referenced below. See "—Credit Facility."

        In connection with the Baan USA Inc., or Baan, acquisition, on July 18, 2003, we issued a promissory note in the principal amount of $97.6 million to Madeleine L.L.C., a Cerberus affiliate, and four promissory notes in the aggregate principal amount of $32.5 million to the following investment entities affiliated with General Atlantic: GAP 76, GAP 77, GAPCO II, GapStar and GAPCO KG. Interest on the promissory notes accrued at a rate of 1.23% per annum until maturity. We recorded imputed interest on these notes at 4%, a market rate of interest available from a third party. The maturity date of each of the promissory notes was November 15, 2006. As discussed above, the remaining principal and accrued, but unpaid interest portion of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO and was paid off as of September 22, 2005, with proceeds from the $200.0 million credit facility referenced below. See "—Credit Facility."

        In connection with the EXE acquisition, on December 18, 2003, we issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate, in the principal amount of $23.0 million. Interest on the subordinated promissory note was 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the note is December 18, 2006. The note was subordinate in right of payment to the prior payment in full of indebtedness which we designate as our senior indebtedness. The principal portion of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO and was paid off as of September 22, 2005, with proceeds from the $200.0 million credit facility referenced below. See "—Credit Facility."

        On January 20, 2004, we issued five subordinated promissory notes in the aggregate principal amount of approximately $7.7 million to investment entities affiliated with General Atlantic. The interest rate on the notes was 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of each of the promissory notes is January 20, 2007. The notes were subordinate in right of payment to the prior payment in full of indebtedness which we designate as our senior indebtedness. The principal portion of this subordinated promissory note was included in the modified senior unsecured notes issued at the time of the IPO and was paid off as of September 22, 2005, with proceeds from the $200.0 million credit facility referenced below. See "—Credit Facility."

Credit Facility

        On September 22, 2005, we entered into a new senior secured credit facility with a syndicate of financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent. Pursuant to the credit agreement, the lenders made a $200.0 million term loan, maturing September 22, 2011, and a five-year revolving credit facility of up to $25.0 million. The revolving facility is available for loans and for letters of credit to support payment obligations incurred in the ordinary course of business. Proceeds of the term facility were used to repay all related-party debt of approximately $154.7 million of principal and accrued interest, with the remainder used to pay fees of approximately $2.6 million related to the financing and for working capital purposes. In conjunction with such repayment, we recorded a non-cash, non-operating charge of approximately $3.3 million of unamortized financing fees associated with the related-party debt during the three months ended October 31, 2005. The credit facilities are collateralized by substantially all of our assets and those of our domestic subsidiaries and guaranteed by all of our domestic subsidiaries.

Management Lock-Up Agreements

        See "Executive Compensation—Management Lock-Up Agreements."

Other

        Cerberus and General Atlantic each have representatives on our Board. Normal travel expenses to attend meetings are reimbursed by us.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

        Our corporate governance guidelines, as in effect from time-to-time, may be found on our web site, http://investor.ssaglobal.com. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance annually or more often if necessary to remain current in all aspects of corporate governance.

        We have adopted the SSA Global Code of Conduct, or the Code of Ethics, which is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior financial officers performing similar functions. The Code of Ethics satisfies all of the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act. The Code of Ethics also satisfies the listing standards established by The Nasdaq National Market. The Code of Ethics is posted on our website under Corporate Governance at http://investor.ssaglobal.com. We will furnish a copy of the Code of Ethics to any person, without charge, upon written request directed to our Secretary at our principal executive offices.

        Waivers of provisions of the Code of Ethics that are granted to any of our directors or executive officers may only be made by our Board or by a committee designated by our Board. Any waiver that is granted to any director or executive officer will be publicly disclosed as required by The Nasdaq National Market and applicable laws, rules and regulations.

SUBMISSION OF STOCKHOLDER PROPOSALS

        We currently expect to hold our 2007 Annual Meeting of Stockholders in December 2006. Any stockholder wishing to nominate a candidate for director or to propose any other business at the 2007 Annual Meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our Secretary, Kirk Isaacson, at our principal executive offices, 500 W. Madison, Suite 2200, Chicago, IL 60661. To be timely, notice shall be delivered to our Secretary before December 15, 2006 (the date that is 90 days before the anniversary of the 2006 Annual Meeting), and no earlier than November 15, 2006 (the date that is 120 days before the first anniversary of the 2006 Annual Meeting); provided, that, in the event the date of the 2007 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2006 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2007 Annual Meeting and no later than the later of 90 days before the 2007 Annual Meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

Appendix A

SSA GLOBAL TECHNOLOGIES, INC.
AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee of SSA Global Technologies, Inc. (the "Company") is appointed by the Board of Directors to assist it in fulfilling its responsibility to oversee (i) the quality and integrity of the Company's financial statements and the process that produces them, (ii) the Company's compliance with legal and regulatory requirements, (iii) the quality and integrity of the Company's risk management processes, and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of the Company's internal audit function and the independent auditors.

        In the performance of its duties, the Audit Committee shall endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, the outside auditor and the financial management of the Company.

        The Committee's responsibility is oversight. Management of the Company has the responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent auditor is responsible for performing an audit of the Company's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company's quarterly financial statements and other procedures. It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operations and are in accordance with generally accepted accounting principles and applicable laws and regulations. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditor) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management or the outside auditor.

Membership

        The Audit Committee will consist of at least three members of the Board. The Audit Committee membership will meet the independence and experience requirements of the stock exchange on which it is listed, the Securities and Exchange Commission (the "SEC"), and any other regulatory requirements applicable to the Company and any additional independence requirements set forth by the Board's Nominating and Governance Committee. All members of the Audit Committee must be financially literate, and at least one member of the Committee shall be a "financial expert" in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations promulgated by the SEC. The members of the Audit Committee shall be appointed by the Board and may be replaced by the Board at any time.

Authority and Responsibilities

        1.     The Audit Committee shall have sole responsibility for the retention and termination of the independent auditors. In this regard, the Audit Committee ensures that the Company's management and its independent auditors are aware that the independent auditors are ultimately accountable to the Audit Committee. The Audit Committee shall pre-approve the payment of all audit and non-audit services (including the fees and terms thereof) to the Company's independent auditors or, in lieu thereof, adopts a pre-approval policy for the payment of fees. The Audit Committee approves, in advance, the hiring of any employees of any independent auditors who were engaged on the Company's account within the previous three (3) years. The Audit Committee serves as the focal point for communications between the Board, the independent auditors, the internal auditors and financial management of the Company.

        2.     The Audit Committee shall review and approve the appointment, reassignment and/or dismissal of the Senior Director of Internal Audit.

        3.     The Audit Committee shall review and approve the annual audit scope of the independent auditors and the internal auditors. The independent auditors are required to conduct a formal review of the quarterly and annual financial statements prior to filing each Form 10Q and Form 10K and to review their findings and conclusions with the Audit Committee.

        4.     The Audit Committee shall review the independence of the independent auditors, in part by reviewing, at least annually, and evaluating, written statements from the independent auditors describing all relationships with the Company, consistent with Independence Standards Board guidelines, and comparable statements from management and by assuring that the independent audit partners are assigned in accordance with applicable independence tenure requirements. The Audit Committee reviews the experience and qualifications of the senior members of the independent auditors' team and the quality control procedures of the independent auditors.

        5.     The Audit Committee shall evaluate the qualifications, performance and independence of the outside auditor, including considering whether the auditor's quality controls are adequate (for example, by reviewing audit firm peer review reports and PCAOB evaluations) and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors.

        6.     The Audit Committee shall discuss with the independent auditors the results of its audit from the preceding year, including:

          (a)   A review of the audited financial statements and the memorandum containing recommendations for improving accounting procedures and internal controls and any disagreements with management.

          (b)   The adequacy of the organization's internal control structure.

        Management's cooperation with the independent auditors.

          (c)   The adequacy and quality of the organization's accounting principles and policies when compared to its industry in general.

          (d)   A determination that the organization's financial statements will constitute full disclosure and a comprehendible and meaningful report to the Company's shareholders and creditors.

          (e)   A review of the effect of regulatory and accounting initiatives, as well as off balance sheet structures should there be any in the Company's financial records.

        The Audit Committee shall discuss items 6.b. and 6.d above, as well as all significant findings, with the Company's management and internal auditors.

        7.     The Audit Committee shall discuss quarterly with the Company's Controller and/or Director of Internal Audit the issues and observations of the Company's internal quality control procedures, the internal audit projects and audit plan, and periodically reviews the same to ensure they have been addressed and resolved. This shall include, but shall not be limited to, review of the scope of the internal audit and associated budgets, as well as significant internal audit findings.

        8.     The Audit Committee shall review with management the "Management's Discussion and Analysis" section of the Company's annual and quarterly report to shareholders. The Audit Committee shall have a meeting each quarter to discuss the quarterly earnings press releases, as well as related financial information and earnings guidance provided to the financial community prior to any public dissemination of same.

        9.     The Audit Committee shall discuss with management and the independent and internal auditors, as appropriate, the Company's risk assessment and risk management policies, including the Company's major risk exposures and steps to be taken by management to monitor and mitigate such exposures.

        10.   The Audit Committee shall review quarterly with management, the internal auditors and the independent auditors all significant issues concerning litigation, contingencies, claims, or assessments and all material transactions and accounting issues and transactions that require disclosure in the Company's financial statements. The review includes a discussion of recent FASB or other regulatory agency pronouncements that may have a material impact on the Company.

        11.   The Audit Committee shall monitor instances where management seeks second opinions on significant accounting matters.

        12.   The Audit Committee shall review management's evaluation of the adequacy of the company's internal control structure and the extent to which major recommendations made by the independent and internal auditors have been implemented. This includes the review of all related material written communication between management and the independent auditors related to internal control matters.

        13.   The Audit Committee shall review the audit results of governmental and regulatory agencies and independent accountants engaged for specific purposes. The Audit Committee shall review with management and the internal auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

        14.   The Audit Committee shall establish procedures to receive, retain and address complaints, both direct and anonymous, regarding accounting, internal control, or auditing issues and to protect from retaliation those individuals providing such information in good faith.

        15.   The Audit Committee shall direct and supervise an investigation into any matter as deemed necessary to discharge its duties and responsibilities. In connection with any such investigation, the Audit Committee shall have access to all books, records, facilities and personnel of the Company and the authority to employ outside counsel, auditors or other experts at Company expense for such purpose.

        16.   The Audit Committee shall have the authority to retain independent counsel and other advisors to assist in discharging its duties including the authority to approve such advisors' fees and retention terms.

        17.   The Audit Committee shall be responsible for preparing a report for inclusion in the company's annual proxy statement.

        18.   The Audit Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor, the senior internal audit manager, any other financial personnel employed or retained by the Company, representatives of the Company's internal or outside legal counsel or any other persons whose presence the Committee believes to be necessary or appropriate. The Audit Committee shall meet with the outside auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management.

        19.   The Audit Committee shall review the adequacy of the Company's Code of Conduct on an annual basis.

        20.   In conjunction with the Board's Compensation Committee and its review and evaluation processes, the Audit Committee shall, on an annual basis, review the Company's policies and procedures regarding management expense reimbursement and use of corporate assets.

        21.   The Audit Committee shall provide a report of its meetings and activities, including any recommendations that the Audit Committee may, in its own discretion, deem desirable in connection with the review functions described above, to the full Board on a regular basis.

Organization

        1.     The Audit Committee shall meet on a regularly scheduled basis, at least quarterly and more frequently as necessary, to fulfill its responsibilities. The Audit Committee shall meet during the external audit planning phase to review the scope and details of the audit and approve the audit fee. A meeting shall be held at the conclusion of the external audit to review the audit opinion, the recommendations of the independent auditors, and any situation involving irregularities or weaknesses in internal control structure. Management, internal audit, and other corporate compliance persons meet with the Audit Committee as needed, but at least annually.

        2.     A quorum of the Audit Committee shall consist of a majority of its members. All actions of the Audit Committee must be approved by a majority vote of the members present, unless there are only two members, in which case such actions require a unanimous vote.

        3.     Voting may be conducted verbally and the results, together with all other business conducted at each meeting, will be recorded in the minutes of the meeting.

        4.     Subject to Paragraph 2, above, the Audit Committee shall have the authority to establish its own rules and procedures consistent with the Company's bylaws for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so; failing which the Committee shall be governed by the same rules regarding meetings (including meetings by means of conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

        5.     In conjunction with the Board's Nominating and Governance Committee and its evaluation process, the Audit Committee shall annually review its own performance and the adequacy of this Charter, including periodic review of this Charter as a result of new laws or regulations.

FORM OF PROXY CARD

SSA GLOBAL TECHNOLOGIES, INC.

2006 ANNUAL MEETING

This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned appoints Kirk Isaacson and Stephen Earhart, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of SSA Global Technologies, Inc. held of record by the undersigned on March 31, 2006, at the 2006 Annual Meeting of Stockholders of SSA Global Technologies, Inc. to be held on May 25, 2006, and at any and all adjournments or postponements thereof. The Board of Directors unanimously recommends a vote in favor of Proposal 1 and Proposal 2.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

(Continued and to be dated and signed on reverse side)

SSA GLOBAL TECHNOLOGIES, INC. P.O. BOX 11238 NEW YORK, NY 10203-0238

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	/x/ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" EACH OF THE FOLLOWING

1.
Proposal to elect ten directors to hold office until the 2007 annual meeting of stockholders or until their successors are duly elected and qualified.

FOR / /	WITHHELD / /	EXCEPTIONS* / /

Nominees:	John W. Barter, James N. Chapman, Howard Cohen, Michael Green Michael Greenough, Marcus Hansen, Pieter Korteweg, J. Michael Lawrie, Marc McMorris and Mark Neporent
(Instruction: To withhold authority for an individual nominee, write that nominee's name on the line provided below.)
*Exceptions:
2.
Proposal to ratify the appointment of Grant Thorton LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2006.

FOR / /	AGAINST / /	ABSTAIN / /
3.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

Date Stockholder sign here	Co-owner sign here

QuickLinks

SSA GLOBAL TECHNOLOGIES, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
SSA GLOBAL TECHNOLOGIES, INC.
GENERAL INFORMATION
ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING
PROPOSAL 1 : ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INFORMATION ON THE BOARD OF DIRECTORS
IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS
COMMUNICATIONS WITH STOCKHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Option Grants in Fiscal 2005
Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS
SUBMISSION OF STOCKHOLDER PROPOSALS
Appendix A
SSA GLOBAL TECHNOLOGIES, INC. AUDIT COMMITTEE CHARTER
SSA GLOBAL TECHNOLOGIES, INC. 2006 ANNUAL MEETING This Proxy is Solicited on Behalf of the Board of Directors
(Continued and to be dated and signed on reverse side)